EXHIBIT 9.1

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is made as of November 15, 2007, by and between Davis Selected Advisors, L.P., a Colorado Limited partnership (“Investor”), and REDWOOD TRUST, INC., a Maryland corporation (“Redwood”). Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the charter of Redwood (the “Charter”). The term “Investor Persons“ shall mean Investor and any Person for whose benefit Investor Beneficially Owns shares of Capital Stock, whether by virtue of an investment advisory relationship between Investor and such Person, or otherwise, and any Affiliate or Associate (as such terms are defined in Section 3-601 of the Maryland General Corporation Law, or any successor provision) of any Investor Persons.

WITNESSETH:

WHEREAS, the Charter limits Beneficial Ownership of Capital Stock by any Person to 9.8% in number of shares or value, of each class of outstanding Capital Stock; and

WHEREAS, Investor has requested that the Board of Directors grant a waiver of the Ownership Limit, such that the Investor Persons will be permitted to Beneficially Own an aggregate of up to 4,000,000 shares of Common Stock (the “Waiver”); and

WHEREAS, the Board of Directors of Redwood has agreed to grant the Waiver, provided that Investor enter into this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Waiver Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Term.   This Waiver Agreement is effective as of the date first written above. Unless terminated earlier as provided herein, this Waiver Agreement shall continue for so long as the Waiver is in effect.

2. Aggregate Number of Shares Subject to Waiver.   The parties hereto confirm that, pursuant to the Waiver granted by the Board of Directors and subject to compliance by the Investor Persons with the terms of this Waiver Agreement, the Investor Persons are permitted to Beneficially Own an aggregate of up to 4,000,000 shares of Common Stock without violating the Ownership Limit.

3. Representations and Warranties.   Investor hereby represents and warrants to Redwood that:

(a) Investor has the corporate power to enter into this Waiver Agreement and to perform its obligations hereunder. Investor has the power to vote the shares of Common Stock Beneficially Owned by other Investor Persons and has taken, or caused to be taken, or will from time to time take, or cause to be taken, all actions necessary to effect the assignment of all voting rights with respect to the Excess Shares (as defined below) pursuant to the directed proxy provided for under this Waiver Agreement.

(b) Each of the execution, delivery, and performance of this Waiver Agreement by Investor has been duly authorized by all necessary corporate action of Investor. All entities advised by Investor that hold shares of Common Stock Beneficially Owned by Investor qualify as look through entities for purposes of applying the share ownership tests applicable to real estate investment trusts under the Internal Revenue Code, and to the knowledge of Investor, no Investor Person is a Significant Stockholder of Redwood or is related to or controlled by a Significant Stockholder of Redwood. A Significant Stockholder of Redwood is any Person identified on Exhibit B.

4. Transfer of Voting Rights; Adjustments to Excess Shares.   Investor, upon execution of this Waiver Agreement and subject to the terms hereof, on behalf of the Investor and any other Investor Persons, hereby grants to the individual or individuals named from time to time as management proxies at any annual or special meeting of stockholders of Redwood (“Management Proxies”) all of the voting rights for any Excess Shares held by Investor or any other Investor Persons. For purposes of this Waiver Agreement, “Excess Shares” shall mean as of an applicable date (i) the number of shares of Common Stock Beneficially Owned by the Investor Persons in the aggregate less (ii) 9.8% of the total number of shares of Common Stock outstanding as of such date.

5. Appointment of Proxies; Mirror Voting.   To carry out the transfer of voting rights pursuant to Section 4, Investor is executing and delivering a proxy in the form attached as Exhibit A hereto concurrently with the execution and delivery of this Waiver Agreement. Investor will cause any other Investor Person that acquires Excess Shares to execute an irrevocable proxy substantially in the form attached as Exhibit A hereto, appointing Management Proxies, and each of them singly, as proxies for the holders of such Excess Shares effective upon the acquisition thereof. Investor and any other Investor Person shall execute a replacement proxy upon request by Redwood. Investor shall forward a copy of all proxy cards received by them or any person advised by them for the voting of such Excess Shares as they are received and no later than five business days after receipt of all such cards necessary for such Excess Shares to be voted at any meeting (or action by written consent). The Management Proxies, and each of them singly, shall have the full power to exercise such proxies and otherwise vote the Excess Shares through any method legally permitted, provided, however, that Management Proxies shall cast the votes entitled to be cast by holders of the Excess Shares on each matter or action to be voted on in the same proportion of votes for or against any matter or action, or withheld as to any matter or action, as the proportion voted for or against any such matter or action, or withheld as to any such matter or action, by all stockholders excluding the Investor Persons.

6. Excess Shares Held Beneficially But Not of Record.   In connection with the exercise of voting rights pursuant to Section 5 above, Investor covenants and agrees that it will obtain, and will cause any other Investor Person to obtain, all proxies from record holders of Excess Shares necessary from time to time to give effect to the irrevocable proxies granted pursuant to Section 5 hereof. Investor further covenants and agrees that, not later than the later of (a) five business days after public announcement by Redwood of a record date for the determination of stockholders entitled to vote at a meeting of stockholders (or act by written consent) or (b) five business days after any such record date, Investor will provide to Redwood written accounting of all shares of Capital Stock Beneficially Owned by the Investor Persons as of such record date.

7. Notification of Share Purchases; Outstanding Shares; Requests for Information.

(a) Upon request by Redwood, Investor shall notify Redwood, in writing, of all purchases of outstanding shares of Capital Stock by them or any other Investor Person within ten business days after the end of each month. Investor shall send via telefax or electronic mail copies of all trade confirmations for such purchases with the monthly written notifications of purchase.

(b) The number of shares of each class and series of Capital Stock indicated as outstanding as of a record date in the Redwood proxy statement for any annual or special meeting of Redwood stockholders shall be definitive for purposes of any determination under this Waiver Agreement of outstanding shares of Capital Stock. The number of shares of each class and series of Capital Stock indicated as outstanding and Beneficially Owned by the Investor Persons as of a record date in the Redwood proxy statement for any annual or special meeting of Redwood stockholders shall be definitive for purposes of any determination under this Waiver Agreement of outstanding shares of Capital Stock Beneficially Owned by the Investor Persons, subject to any Beneficial Ownership information provided to Redwood by the Investor Persons subsequent to the date of any such proxy statement in accordance with this Waiver Agreement and verified by Redwood.

(c) Upon request by Redwood from time to time, Investor shall provide to Redwood updated information regarding whether any Investor Person is, or is related to, a Significant Stockholder (based upon the then updated list of Significant Stockholders provided by Redwood).

8. Proxy Coupled with Interest.   THE PARTIES HERETO ACKNOWLEDGE THAT THE DIRECTED PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

9. Rights of Stockholders.   The Investor Persons shall retain all rights, other than the voting rights, attributable to the Excess Shares. The custodian for the Investor Persons shall retain physical possession of all stock certificates.

10. Transfer of Excess Shares to Third Parties.   The directed proxy for any Excess Shares shall terminate upon and to the extent of the bona fide transfer of such Excess Shares from the Investor Persons to a third party who is not an Investor Person. For purposes of this Waiver Agreement, all transfers of shares of Capital Stock by the Investor Persons to a third party shall be deemed to be transfers of Excess Shares, up to the number of Excess Shares existing on the date of transfer. The directed proxy will continue to be effective with respect to any remaining or new Excess Shares purchased in the future until the termination or expiration of this Waiver Agreement.

11. Termination of Waiver.   In the event that (a) any Investor Person makes any filing with the Securities and Exchange Commission with respect to shares of Capital Stock to the effect that such shares were not acquired in the ordinary course of business and were acquired for the purpose of changing or influencing the control of Redwood or in connection with or as a participant in any transaction having such purposes or effect, (b) any Investor Person is determined, in the sole discretion of the Board of Directors of Redwood, to have acquired or to be acquiring, shares of Capital Stock for the purposes set forth in (a) above or to be acting in concert with any Person acquiring shares of Capital Stock for the purposes set forth in (a) above or (c) any Investor Person is determined to own (actually or beneficially) other shares of Capital Stock (in addition to those Beneficially Owned by it through Investor) such that the 9.8% stockholder limit is exceeded with respect to such Investor Person (taking into account such other shares and any shares Beneficially Owned by such Investor Person through Investor), Redwood may, but need not, deliver notice of such event or determination to Investor. In the event that such notice is delivered, effective as of five business days after delivery of such notice and without any further action of the parties hereto, the Waiver shall be without any further force and effect, and all shares of Common Stock Beneficially Owned by Investor Persons shall be subject to the restrictions on Beneficial Ownership set forth in the Charter as if purchased as of such time.

12. Waiver Agreement.   A duplicate of this Waiver Agreement, and of any amendment or extension hereof, shall be filed with the Secretary of Redwood and shall be open to inspection by any stockholder of Redwood.

13. Notices.   All notices may be made by mail (regular first-class, registered or certified) or by fax, to the addresses and fax numbers set forth below:

If to Redwood Trust, Inc.:

Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, California 94941
Attention: Secretary
(415) 389-7373
(415) 381-1773 (fax)

With a copy to:

Jeffrey T. Pero
Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, California 94111-6538
(415) 391-0600
(415) 395-8095 (fax)

If to Investor:

Thomas Tays
Chief Legal Officer & Vice President
Davis Selected Advisors, L.P.
2949 East Elvira Road
Tucson, Arizona 85706
(520) 434-3771
(520) 434-3770 (fax)

14. Binding Nature of Agreement; No Assignment; Amendments in Writing.   This Waiver Agreement shall be binding upon and inure to the benefit of the parties hereto. No party shall sell, assign, transfer or encumber such party's rights or obligations under this Waiver Agreement without the prior written consent of the other parties hereto, except to the extent expressly permitted in this Waiver Agreement. This Waiver Agreement may be amended only in writing executed by all of the parties hereto.

15. Counterparts.   This Waiver Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original and such counterparts shall constitute but one and the same instrument.

16. Severability of Provisions.   If any one or more of the covenants, agreements, provisions or terms of this Waiver Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Waiver Agreement and shall in no way affect the validity or enforceability of the other provisions of this Waiver Agreement.

17. Governing Law.   This Waiver Agreement shall be construed in accordance with the laws of the State of Maryland and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Waiver Agreement as of the date first written above.

Davis Selected Advisors, L.P.

By:	/s/ Thomas Tays Name: Thomas Tays Title: Chief Legal Officer & Vice President

REDWOOD TRUST, INC.

By:	/s/ George E. Bull, III Name: George E. Bull, III Title: Chairman of the Board & CEO

EXHIBIT A

IRREVOCABLE DIRECTED PROXY

This proxy is given pursuant to that certain Waiver Agreement, made as of November __, 2007 (the “Waiver Agreement”), by and between __________________, a _________________, and Redwood Trust, Inc., a Maryland corporation (“Redwood”).

The undersigned stockholder of Redwood does hereby constitute and appoint the individuals designated from time to time as management proxies at any annual or special meeting of stockholders of Redwood, or any of them, as proxies for the undersigned (the “Proxies”), with full power of substitution in each of them, to attend any meeting of stockholders of Redwood, and any adjournment or postponement thereof, to cast on behalf of the undersigned in the manner provided in and otherwise in accordance with the Waiver Agreement all votes that the undersigned is entitled to cast at such meeting (or by written consent in lieu of any such meeting) with respect to Excess Shares (as defined in the Waiver Agreement) and otherwise to represent the undersigned with respect to Excess Shares at the meeting with all powers possessed by the undersigned with respect to Excess Shares if personally present at the meeting.

The undersigned hereby acknowledges that all prior proxies with respect to Excess Shares have terminated, affirms that this proxy is coupled with an interest and is irrevocable pursuant to the terms of the Waiver Agreement and confirms all that the Proxies may lawfully do or cause to be done by virtue hereof and in accordance with the Waiver Agreement. This proxy shall remain in full force and effect for the term of the Waiver Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy under seal as of this ___ day of _________, 2007.

WITNESS:	STOCKHOLDER:

(SEAL)
By:
Title:

EXHIBIT B

SIGNIFICANT REDWOOD STOCKHOLDERS (5% OR MORE)
AS OF November 15, 2007